Exhibit 10.7

Prepared for

December 14, 2009

Prepared and signed in Fort Lauderdale, Florida.

Between:Tudog International Consulting (DBA: The Tudog Group)
A Florida registered company with primary offices at 3001 West Hallandale Beach Boulevard, Suite 302, Pembroke Park, Florida 33009.

Hereinafter, “Tudog”

And: Alternative Fuels Americas
A Florida registered company with primary offices at 4142 Trenton Avenue, Hollywood, Florida, 33026.

Hereinafter, “AFA”

Whereas:Tudog acts as a strategic marketing and business advisory firm providing management and implementation services. Tudog’s expertise lies in the areas of enterprise management, strategic development, marketing planning, business planning, tactical development, marketing tools creation, strategic and tactical implementation, and finance and resources allocation, hereinafter, “the Services”;

Whereas:Tudog has the business and technological and alternative fuels industry experience and the international contacts to provide the Services;

Whereas:AFA is developing an international network of biodiesel related firms, including companies in the feedstock, seed/nut crushing, refining, and logistics sectors as defined in the company’s documentation, hereinafter, “the Plan”;

Whereas:AFA is interested in Tudog providing the Services in order to implement and execute the Plan.

Whereas:Tudog agrees to provide the Services as requested by AFA.
It is thereby declared, stipulated and agreed as follows:

The introduction to this agreement and each appendix attached (if any) constitute an integral part thereof.

Proposal/Contract for Alternative Fuels Americas

General Terms

1.	The period of this agreement is 1 year from the date it has been signed. The agreement may be renewed upon mutual consent of the parties.

2.	Tudog, and its CEO, Craig Frank, will fulfill the obligations and responsibilities generally and typically associated with Chief Executive Officer.

3.
Each party will carry out its obligations as stipulated in this agreement in good faith. Both sides will notify the other party of any information or business developments likely to effect the execution of this agreement.

4.
Upon the signing of this agreement, AFA will provide all the information required by Tudog for the purpose of understanding and assessing the potential of the Plan, and all relevant information relating to prior marketing and business contacts, hereinafter, “the Information.”

5.	This basis for this agreement is to insure Tudog’s remuneration for managing and executing the AFA plan by performing the required services within the agreed upon timeframe.

6.	In entering this agreement, Tudog may seek to expand the scope of Services being delivered to AFA. Such services may be added to this contract in the future by mutual understanding and agreement.

7.	Tudog will use its expertise and experience to implement the Plan and enhance the strategy in accordance with the needs of the Plan as determined by Tudog in conjunction with AFA.

8.	During the period of Service by Tudog, AFA undertakes to provide, at its own expense, full support for all operating and marketing activities.

9.	Notwithstanding any assistance offered by Tudog, AFA has full discretion whether to enter negotiations or an agreement with any Third Party presented by Tudog.

10.	Tudog will liaise with AFA and report on a regular basis on all work undertaken and of the Services rendered.

11.	All payments are to be against a Tudog invoice, upon receipt of which, Tudog will issue the Client a receipt.

Proposal/Contract for Alternative Fuels Americas

In consideration of Services provided by Tudog, AFA undertakes to pay Tudog the remuneration stipulated as follows:
Payment for Services

1.
AFA will pay Tudog a fee of $10,000 per month. This fee is in exchange for the Services. Payment is to be received by the fifth (5th) day of the month for which service is to be provided. Tudog’s fees do not include any additional costs associated with the development and/or implementation of the Services.

2.	AFA will provide to Tudog any employee benefits such as healthcare, paid vacation, and other benefits, as determined by the Board of Directors for all senior management.

3.
AFA will compensate Tudog at the rate of $700 per day for each day spent traveling outside of Florida on behalf of AFA. AFA shall be responsible for all travel costs, including cost of air fare, ground transportation costs, car rental fees, hotel costs, and a daily food and entertainment allowance.

Confidentiality & Non-Disclosure

1.	The Information supplied by AFA to Tudog will be treated with confidentiality.

2.	The Information will be used for the sole purposes of this agreement.

3.	However, AFA is aware that in order for Tudog to deliver the Service, certain aspects of the information regarding the Plan need be revealed to third parties.

4.	Tudog will reveal such information only with AFA’s expressed permission. In the case of permission, verbal permission will be considered sufficient.

Mutual Conduct & Breach of Contract

1.
The period of this agreement is one year from the date it has been signed but can be terminated prior to the date stipulated therein in the event that one party breaches a fundamental term of this agreement and fails to rectify the breach within 7 days of having received written notice to do so by the other party.

2.
The parties agree that in the case of any dispute arising between them, which cannot be settled amicably, arbitration is to be sought, and if unable to reach an agreement then the civil courts in Florida, United States will have sole jurisdiction to hear the matter in dispute.

Proposal/Contract for Alternative Fuels Americas

Miscellaneous Provisions

1.
This document is the complete statement of the agreement between the parties, it supersedes all previous understandings, negotiations, agreements and proposals and any change or addition to this Agreement must be in writing and signed by Tudog and AFA.

2.	Neither party shall assign any of its rights and or obligations hereunder except with the other party’s prior written permission.

The parties have hereunto set their authorized signatures:

Craig Frank                                                       December 17, 2009
For Tudog                                                                           Date

Neil Swartz                                                       December 17, 2009
For AFA                                                                             Date

Proposal/Contract for Alternative Fuels Americas